Exhibit 10.11

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND

REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED

FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

PAYMENT AGREEMENT

between

CYSTIC FIBROSIS FOUNDATION

and

SLING THERAPEUTICS, INC.

Dated as of December 20, 2019

Schedules

Schedule 1.53	CFF-G Compounds

Schedule 1.79	Sanofi Licensed Patents

PAYMENT AGREEMENT

This Payment Agreement (this “Agreement”) is made and entered into as of December 20, 2019 (the “Effective Date”) by and between Cystic Fibrosis Foundation, a Delaware not-for-profit corporation (“CFF”) and Sling Therapeutics, Inc., a Delaware corporation (“Sling”). CFF and Sling are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CFF, through an assignment by Cystic Fibrosis Foundation Therapeutics, Inc., a Delaware not-for-profit corporation (“CFFT”), and Genzyme Corporation, Massachusetts corporation and a Sanofi company, acting on its behalf and on behalf of its Affiliates (“Genzyme”) are parties to that certain Research, Development and Commercialization Agreement dated October 1, 2011 (as amended to date, the “CFFT-Genzyme Agreement”); and

WHEREAS, Sling is a party to that certain License Agreement of even date herewith by and between Sanofi, a French corporation, acting on its own behalf and on behalf of its Affiliates (“Sanofi”) and Sling (the “Sanofi Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, under the terms of the Sanofi Agreement, Sling is licensing from Sanofi certain compounds and information some or all of which were generated in the course of the conduct of a research plan pursuant to the CFFT-Genzyme Agreement; and

WHEREAS, CFF has a consent right with respect to an assignment of the CFFT-Genzyme Agreement, and CFF has other rights, including a right to an Interruption License (as such term is defined under the CFFT-Genzyme Agreement) that CFF is willing to grant to Sling hereunder or forebear from exercising, subject to rights pursuant to this Agreement to the Interruption License, as provided herein; and

WHEREAS, Sling wishes to provide for, and CFF wishes to accept, certain compensation in connection with the development and commercialization of products by Sling that are covered by the Sanofi Agreement; and

WHEREAS, concurrent with the execution of this Agreement, Sanofi and CFF are terminating the CFFT-Genzyme Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Accountant” has the meaning set forth in Section 2.11.

1.2 “Accounting Standards” means applicable generally accepted accounting principles, for example the International Financial Reporting Standards adopted by the International Accounting Standards Board or the Generally Accepted Accounting Principles adopted by the US Securities and Exchange Commission, in each case, consistently applied. As of the Effective Date, the applicable Accounting Standards with respect to Sling are United States generally accepted accounting principles consistently applied.

1.3 “Affiliate” means, with respect to any Person, any other Person (“Other Person”) that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, in each case for so long as such control exists. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). Notwithstanding the foregoing to the contrary, investors in and lenders to Sling shall not be deemed Affiliates of Sling, nor shall any Affiliate of such investor or lender be deemed an Affiliate of Sling unless such Affiliate of such investor or lender is an entity that would be deemed an Affiliate of Sling by operation of the definition set forth in this Section 1.3 without accounting for any common ownership or control by such investor or lender.

1.4 “Agreement” has the meaning set forth in the preamble hereto.

1.5 “Applicable Law” means applicable laws, rules and regulations that may be in effect from time to time.

1.6 “Award” means the total cash paid by CFFT to Genzyme pursuant to the CFFT-Genzyme Agreement.

1.7 “Breaching Party” has the meaning set forth in Section 7.2.

1.8 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York, U.S.A are not closed.

1.9 “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1.

1.10 “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31.

1.11 “CFF” has the meaning set forth in the preamble hereto and, where the context requires herein, shall also include CFFT as the predecessor in interest of CFF under the CFFT-Genzyme Agreement.

1.12 “CFF Designees” has the meaning set forth in Section 3.3.1.

1.13 “CFF Indemnitees” has the meaning set forth in Section 6.1.

1.14 “CFF Parties” has the meaning set forth in Section 4.1.

1.15 “CFF-G Compounds” means, collectively, the Leads and [***], together, in each case, with any [***].

1.16 “CFF-G Product” any pharmaceutical product containing a CFF-G Compound, alone or in combination with one or more other active ingredients.

1.17 “CFFT” has the meaning set forth in the preamble hereto.

1.18 “CFFT-Genzyme Agreement” has the meaning set forth in the preamble hereto.

1.19 “Clinical Studies” means human clinical trials for a pharmaceutical product and any other tests and studies for a pharmaceutical product in human subjects.

1.20 “Combination Product” means a pharmaceutical product that consists of or contains a Sling Product as an active ingredient together with one or more other active ingredients and is sold either as a fixed dose or as separate doses in a single package.

1.21 “Commercialization” means, with respect to a pharmaceutical product, any and all activities (whether before or after Regulatory Approval) directed to the marketing, promotion and sale of a pharmaceutical product after Regulatory Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such product, importing, exporting or transporting such product for commercial sale, medical education activities with respect to such product, conducting Clinical Studies that are not required to obtain Regulatory Approval for such product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.

1.22 “Commercially Reasonable Efforts” means[***].

1.23 “Complaining Party” has the meaning set forth in Section 7.2.

1.24 “Control” means, with respect to any Know-How, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Know-How, Patent, or other intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.25 “Development” means, with respect to a pharmaceutical product, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Clinical Studies (other than Clinical Studies that are not required to obtain Regulatory Approval for such product for an indication), including Manufacturing in support thereof (but excluding any commercial Manufacturing), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such product. When used as a verb, “Develop” means to engage in Development.

1.26 “Dispute” has the meaning set forth in Section 8.4.

1.27 “Dollars” or “$” means United States Dollars.

1.28 “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding application made in other jurisdictions in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure, and also including, with respect to the United Kingdom solely in the event it cedes from the EU, a drug approval application made under applicable laws of the United Kingdom.

1.29 “Effective Date” has the meaning set forth in the preamble hereto.

1.30 “EMA” means the European Medicines Agency and any successor agency thereto.

1.31 “Equity Documents” means collectively (a) a customary voting agreement (containing an obligation on the part of holders of Sling’s series A preferred stock to vote shares in favor of certain director-designees and a drag-along), investors’ rights agreement and right of first refusal and co-sale agreement, to which Sling and the investors in Sling’s initial preferred stock financing are parties, and (b) a customary stock subscription agreement containing purchaser representations and restrictions on transfer, such documents to be circulated for review by CFF within ten (10) Business Days after the Effective Date.

1.32 “Europe” means the countries comprising the European Economic Area as it may be constituted from time to time, which as of the Effective Date consists of the member countries of the European Union, Iceland, Norway, Liechtenstein and Switzerland.

1.33 “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization.

1.34 “Executive Officers” means the [***] and the [***].

1.35 “Exploit” means, with respect to a pharmaceutical product, to Develop, have Developed, Commercialize, have Commercialized, Manufacture, have Manufactured, import, export, use, hold, keep (whether for disposal or otherwise), register or dispose of, or have any of the foregoing done with respect to, such product, and “Exploitation” means the act of Exploiting a product.

1.36 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.37 “Federal Funds Rate” means the federal funds rate set by the Federal Open Market Committee of the United States Federal Reserve System.

1.38 “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.39 “Field” means all therapeutic, prophylactic, prognostic and diagnostic uses in or for humans.

1.40 “First Commercial Sale” means, with respect to a pharmaceutical product in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such pharmaceutical product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such pharmaceutical product in such country. Sales prior to the approval of the applicable Drug Approval Application, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not constitute a First Commercial Sale.

1.41 “Force Majeure Event” has the meaning set forth in Section 8.1.

1.42 “Generic Entry” has the meaning set forth in Section 2.3.3.

1.43 “Genzyme” has the meaning set forth in the preamble hereto.

1.44 “IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory.

1.45 “Indemnification Claim Notice” has the meaning set forth in Section 6.3.

1.46 “Indemnified Party” has the meaning set forth in Section 6.3.

1.47 “Indemnifying Party” means the Party from whom indemnification is sought pursuant to Section 6.1 or Section 6.2.

1.48 “Intellectual Property” means Know-How and Patents.

1.49 “Interruption” shall occur if at any time during the period between the Effective Date and the date of First Commercial Sale of a Sling Product, Sling, its Affiliates, licensees, Sublicensees, assignees and/or successors [***].

1.50 “Interruption License” has the meaning set forth in Section 3.4.

1.51 “Invoiced Sales” has the meaning set forth in the definition of “Net Sales”.

1.52 “Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and Clinical Study results, Manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing.

1.53 “Lead” means each of those compounds identified under the heading “Leads” on Schedule 1.53.

1.54 “License Consideration” means amounts payable by Sling to Sanofi under the terms of the Sanofi License, including (a) milestones on Sling Products and (b) royalties on Net Sales of Sling Products.

1.55 “Losses” has the meaning set forth in Section 6.1.

1.56 “MAA” has the meaning set forth in the definition of “Drug Approval Application.”

1.57 “Major Markets” means [***]; provided, however, that with respect to any condition or obligation set forth herein relating to the Major Markets, such obligation shall be met with respect to [***] as one of the Major Markets if such obligation has been met with respect to [***].

1.58 “Manufacture” and “Manufacturing” means, with respect to a Sling Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, process development, stability testing, quality assurance or quality control of such Sling Product or any intermediate thereof.

1.59 “Market Leader” means the Person and an Affiliate of such Person, other than Sling or an Affiliate of Sling, that has the largest Net Sales in the Territory of modulator products approved for sale to cystic fibrosis patients during the relevant period for which revenue shares are calculated pursuant to this Agreement.

1.60 “Market Share” has the meaning set forth in Section 2.3.3.

1.61 “Milestone Event” means each of the events identified as a milestone event in Section 2.2.1 or Section 2.2.2.

1.62 “Monetization” means the monetization of all or a portion of CFF’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.63 “NDA” has the meaning set forth in the definition of “Drug Approval Application.”

1.64 “Net Sales” means, [***].

In the event that a Sling Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by [***].

[***]

[***]

1.65 “PAG” has the meaning set forth in Section 3.3.1.

1.66 “Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.67 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).

1.68 “Payments” has the meaning set forth in Section 2.7.

1.69 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.70 “Phase 3 Clinical Trial” means a Clinical Study of a Sling Product that meets the definition of a Phase 3 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country.

1.71 “Program Coordinator” has the meaning set forth in Section 3.3.1.

1.72 “Regulatory Approval” means, with respect to a Sling Product in a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market such Sling Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.

1.73 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Sling Compound or a Sling Product in the Territory.

1.74 “Regulatory Exclusivity” means any period of data, market or other regulatory exclusivity granted or otherwise authorized in respect of a Sling Product, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing.

1.75 “Royalty Term” means, with respect to each Sling Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Sling Product in such country, and ending on the latest to occur of (a) the expiration of the last-to-expire Valid Claim of a Patent Controlled by Sling that claims such Sling Product or its Exploitation in such country; (b) the expiration of Regulatory Exclusivity in such country for such Sling Product; and (c) the tenth anniversary of the First Commercial Sale of such Sling Product in such country.

1.76 “Sanofi” has the meaning set forth in the preamble hereto and, where the context requires herein, shall also include Genzyme as the counterparty to the CFFT-Genzyme Agreement.

1.77 “Sanofi Agreement” has the meaning set forth in the preamble hereto.

1.78 “Sanofi Licensed Know-How” means (a) the Information and Inventions received by Sling from Sanofi under the terms of the Sanofi Agreement and contained in the documents set forth on set forth on Schedule 1.55 thereto, but excluding any Information and Inventions to the extent claimed or covered by published Sanofi Licensed Patents, and (b) any additional Information and Inventions which Sanofi may provide to Licensee after the effective date of the Sanofi Agreement in accordance with Section 2.6 thereof.

1.79 “Sanofi Licensed Patents” means the Patents set forth on Schedule 1.84.

1.80 “Sanofi Research Patents” has the meaning set forth in Section 3.1.

1.81 “Sanofi Tier 1 Products” means Licensed Products on which a royalty is payable by Sling to Sanofi under the Sanofi Agreement that are covered by a Valid Claim of a Licensed Patent (including Licensee Patents deemed as Licensed Patents in accordance with Section 7.2.2 or 7.2.6 of the Sanofi Agreement). For purposes of this definition, the terms “Licensed Product,” “Valid Claim,” “Licensed Patent,” and “Licensee Patents” shall have their respective meanings set forth in the Sanofi Agreement.

1.82 “Sanofi Tier 2 Products” means Licensed Products on which a royalty is payable by Sling to Sanofi under the Sanofi Agreement that are covered by a Valid Claim of a Derived Patent. For purposes of this definition, the terms “Licensed Product,” “Valid Claim” and “Derived Patent” shall have their respective meanings set forth in the Sanofi Agreement.

1.83 “Sanofi Tier 3 Products” means Licensed Products on which a royalty is payable by Sling to Sanofi under the Sanofi Agreement that are not covered by a Valid Claim of a Licensed Patent or Derived Patent. For purposes of this definition, the terms “Licensed Product,” “Valid Claim,” “Licensed Patent” and “Derived Patent” shall have their respective meanings set forth in the Sanofi Agreement.

1.84 “Sharing Consideration” means any amounts paid by Sling to Sanofi under the terms of the Sanofi License, other than (a) milestones on Sling Products, to the extent Sling has a corresponding obligation to pay CFF hereunder upon the achievement of the applicable milestone event, (b) royalties on Net Sales of Sling Products, (c) amounts paid by Sling to Sanofi in reimbursement of research and development costs, for technical support, or for the purchase of materials, no part of which was paid by CFF under the Genzyme Agreement.

1.85 “Sling” has the meaning set forth in the preamble hereto.

1.86 “Sling Compounds” means collectively, (a) each of the compounds received by Sling from Sanofi under the terms of the Sanofi Agreement and set forth on Schedule 1.54 thereto and (b) any other compound (i) the making, using, selling or importing of which (A) is covered by a Sanofi Licensed Patent or (B) incorporates or uses any Sanofi Licensed Know-How or (ii) the research or development of which used Sanofi Licensed Know-How, together, in each case of clauses (a) and (b), with any [***]. For clarity, the Sling Compounds include the CFF-G Compounds.

1.87 “Sling Designees” has the meaning set forth in Section 3.3.1.

1.88 “Sling Indemnitees” has the meaning set forth in Section 6.2.

1.89 “Sling Owned Patent” means all of the Sling Patents owned by Sling or any of its Affiliates as of the effective date of the Sanofi Agreement or during the term of the Sanofi Agreement and that were not acquired from a Third Party by means of assignment. For clarity, Sling Owned Patents expressly exclude any Patents Controlled by Sling or any of its Affiliates that are not owned by Sling or any of its Affiliates.

1.90 “Sling Patents” means all of the Patents Controlled by Sling, its Sublicensees, or any of its or their respective Affiliates as of the effective date of the Sanofi Agreement or during the term of the Sanofi Agreement (other than the Sanofi Licensed Patents) that are reasonably necessary or useful (or, with respect to patent applications, would be reasonably necessary or useful if such patent applications were to issue as patents) for the Exploitation of a Sling Product in the Field in the Territory.

1.91 “Sling Product” means any pharmaceutical product containing a Sling Compound, alone or in combination with one or more other active ingredients.

1.92 “[***]” means [***].

1.93 “Sublicense” means a sublicense by Sling of any of the rights or licenses granted to Sling under the Sanofi Agreement.

1.94 “Sublicensee” means a Person, other than an Affiliate, that is granted a Sublicense.

1.95 “Term” has the meaning set forth in Section 7.1.

1.96 “Termination Notice Period” has the meaning set forth in Section 7.2.

1.97 “Territory” means the entire world.

1.98 “Third Party” means any Person other than CFF, Sling and their respective Affiliates.

1.99 “Third Party Claims” has the meaning set forth in Section 6.1.

1.100 “Third Party Royalties” has the meaning set forth in Section 2.3.2.

1.101 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.102 “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (iii) has not been permanently lost through an interference or opposition proceeding that is unappealable or unappealed within the time allowed for appeal, or (b) any claim of a pending Patent application that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, and (iii) has not been pending longer than [***] from the date of issuance of the first substantive patent office action considering patentability of such claim by the relevant patent office in the country or territory in which such claim is pending (after which time such pending claim shall cease to be a Valid Claim for purposes of the License Agreement unless and until such claim becomes the claim of an issued patent pursuant to clause (a) above). For purposes of calculating the end of the [***] for which a given pending claim upon which a first substantive patent office action has been received remains a Valid Claim in accordance with clause (b)(iii) of the preceding sentence, that claim as originally filed and as it subsequently may be amended shall be deemed to be a single claim entitled to a single period of [***].

ARTICLE 2

PAYMENTS

2.1 Sharing Payment. No later than [***] after the date of each payment of Sharing Consideration, Sling shall pay CFF an amount equal to [***] of such Sharing Consideration to CFF.

2.2 Milestones.

2.2.1. Development Milestones. Sling shall notify CFF in writing within [***] after first achievement by Sling or its Affiliates of the Milestone Event set forth below with respect to the first Sling Product only, or if such first achievement is by a Sublicensee, within [***] after Sling receives notice of such first achievement by such Sublicensee. Sling shall pay CFF the following non-refundable, non-creditable milestone payment within [***] after receipt of a corresponding invoice from CFF.

Milestone Event	Milestone Payment
[***]	If such Sling Product is a CFF-G Product: $[***] If such Sling Product is not a CFF-G Product: $[***]

2.2.2. Commercial Milestones. Sling shall notify CFF in writing within [***] (which period may be extended to [***] if necessary for Sling to obtain and incorporate sales reports from Sublicensees) after the first achievement of each of the Milestone Events set forth below with respect to Sling Products. Sling shall pay CFF each of the following, one-time, non-refundable, non-creditable milestone payments within [***] after receipt of a corresponding invoice from CFF.

Milestone Event	Milestone Payment
[***]	If such Sling Products include at least one CFF-G Product: $[***] If such Sling Products do not include any CFF-G Product: $[***]

[***]	If such Sling Products include at least one CFF-G Product: $[***] If such Sling Products do not include any CFF-G Product: $[***]

2.2.3. Determination that Milestone Events Have Occurred. Sling shall notify CFF of the achievement of each Milestone Event as provided in Sections 2.2.1 and 2.2.2. In the event that, notwithstanding the fact that Sling has not provided CFF such a notice, CFF believes that any such Milestone Event has been achieved, it shall so notify Sling in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. For clarity, (a) any achievement of the second Milestone Event provided in Sections 2.2.2 shall be deemed an achievement of the first Milestone Event provided in Sections 2.2.2 if the Milestone Payment corresponding to such first Milestone Event has not been made for any reason, and (b) the achievement of any Milestone Event by an Affiliate of Sling or Sublicensee shall trigger the corresponding Milestone Payment as if such Milestone Event had been achieved by Sling. Any dispute under this Section 2.2.3 regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 8.4.

2.3 Revenue Share.

2.3.1. Revenue Share Rates. Sling shall pay CFF a revenue-share equal to the applicable Revenue Share Rate set forth in the table below of Net Sales of each Sling Product in the Territory in each Calendar Year (or partial Calendar Year) during the applicable Royalty Term for such Sling Product:

Column 1 That portion of Net Sales of Sling Products in the Territory in a Calendar Year that is:	Column 2 Revenue Share Rate for Sling Products that are Sanofi Tier 1 Products		Column 3 Revenue Share Rate for Sling Products that are Sanofi Tier 2 Products		Column 4 Revenue Share Rate for Sling Products that are Sanofi Tier 3 Products
Less than or equal to $[***]	[***]	%	[***]	%	[***]	%
Greater than $[***]	[***]	%	[***]	%	[***]	%

Only one revenue share payment shall be payable under this Section 2.3.1 on any Net Sales of any Sling Product, which revenue share payment shall be calculated using the highest applicable revenue share rate listed in the table above.

In order to encourage competition, the Revenue Share Rates otherwise applicable under Columns 2 and 3 in the revenue share table above shall be reduced by [***]% (e.g., [***]% shall be reduced to [***]%, etc.) for Net Sales made by a Person that is not the Market Leader, an Affiliate of the Market Leader, or a Person who is required to make payments to the Market Leader as a result of Net Sales.

2.3.2. Royalty Adjustment for Third Party Royalties. As between CFF and Sling, Sling shall be solely responsible to pay all upfront payments, milestone payments and royalties in order to acquire rights from any Third Party, which Sling determines are reasonably necessary in order to Exploit the Sling Products in the Field throughout the Territory (or any part thereof) (“Third Party Royalties”), provided that, such Third Party Royalties shall not include payments to Third Parties to secure the rights to an active ingredient that is not a Sling Product in a Combination Product. Sling shall be entitled to credit against revenue share payments due to CFF under this Agreement with respect to any Sling Product for Third Party Royalties, provided that such credits shall not exceed [***] of the revenue share otherwise payable to CFF under Section 2.3.1. Sling shall disclose to the Accountant any agreements under which any of the foregoing has made royalty adjustments under this Section 2.3.2 for the purpose of any audit conducted under Section 2.10. For clarity and by way of example, if Third Party Royalties of [***]% of Net Sales of a Sling Product are due to a Third Party, then the revenue share payment due to CFF hereunder on that portion of Net Sales of such Sling Product in a Calendar Year that is less than or equal to $[***] shall be reduced to [***]% (i.e., the [***]% stated in the table above reduced by the [***]% due to such Third Party, but subject to the maximum reduction of [***]% of amounts due in accordance with Section 2.3.4).

2.3.3. Royalty Adjustment for loss of Market Share. On a Sling Product-by-Sling Product basis and country-by-country basis, if in any Calendar Quarter during the Royalty Term within [***] following introduction of a generic Sling Product in a country (“Generic Entry”), the market share of Sling (and its Sublicensees, assignees and successors and the Affiliates of the foregoing, as applicable, if such Sling Product is not directly marketed by Sling), for such Sling Product in the Field in such country (as measured by reputable published data for such country, e.g. by reference to market share data collected by IQVIA) (“Market Share”) is reduced by at least [***]% compared to the Market Share in the Calendar Quarter immediately preceding Generic Entry in such country, then the applicable revenue share otherwise payable to CFF under Section 2.3.1 in such country shall be reduced by [***]%. For the purposes of this Section 2.3.3, “generic product” means, with respect to a Sling Product being sold by Sling (or its Affiliates or their Sublicensee or subcontractors, as applicable), a pharmaceutical product containing the same Sling Compound as such Sling Product (and the same other active ingredient(s), as applicable, in the case of a Combination Product) which is marketed by an entity other than Sling, or its Affiliates or their Sublicensee in the Field.

2.3.4. Notwithstanding the terms of Sections 2.3.2 and 2.3.3 and the adjustments provided therein, in no event shall the revenue share payable to CFF fall below [***]% of the revenue share that would otherwise have been payable under Section 2.3.1 with respect to a Sling Product.

2.3.5. Payment Dates and Reports. Revenue-share payments shall be made by Sling within [***] after (which period may be extended to [***] if necessary for Sling to obtain and incorporate sales reports from Sublicensees) the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Sling Product occurs. Sling shall also provide to CFF, at the same time each such payment is made, a report showing: (a) the Net Sales of the Sling Products by country in the Territory; (b) the basis for any deductions from Invoiced Sales to determine Net Sales; (c) the exchange rates used in calculating any of the foregoing; and (e) a calculation of the amount of revenue-share due to CFF. Each report delivered by Sling pursuant to this Section 2.3.5 shall be the Confidential Information of Sling.

2.4 Equity.

2.4.1. Equity Issuance. In accordance with the terms of Equity Documents, Sling will issue to CFF, within [***] after the Effective Date and as partial consideration for the rights granted hereunder, a number of shares of Sling’s series A preferred stock determined by dividing the sum of $[***] by the price per share paid by the financial investors in Sling’s initial preferred stock financing for a share of Sling’s series A preferred stock. The Equity Documents set forth all other terms applicable to such shares of series A preferred stock, which terms shall be the same as those applicable to the other financial investors in Sling’s initial preferred stock financing.

2.4.2. Participation Right. If Sling proposes to sell for financing purposes after the Effective Date any equity securities or securities that are convertible into equity securities of Sling, then CFF will have the right to purchase within the [***] period after notice from Sling [***] of the securities issued in each such financing on the same terms and conditions as are offered to the other purchasers in each such financing, including such customary terms and conditions as may be set forth in an investors rights agreement by and among Sling and the investors in a preferred stock financing. If CFF does not purchase [***] of the securities issued in a financing on the same terms and conditions as are offered to the other purchasers in such financing, the participation rights set forth in this Section 2.4.2 shall terminate and be of no further force or effect, except as otherwise set forth in a written waiver by Sling.

2.5 Sublicense Revenue.

2.5.1. Net Sales by Sublicensees. Any and all Net Sales of Sling Products by Sublicensees, assignees and successors of Sling and the Affiliates of the foregoing shall be included in the Net Sales calculations in Section 2.2.2 and Section 2.3.1 for purposes of determining the milestones or revenue-share, as applicable, owed by Sling to CFF thereunder.

2.5.2. Other Sublicense Revenue. Except as provided in Section 2.1, CFF shall not receive any other payments hereunder based on monies or other consideration received by Sling or any of its Affiliates in connection with any Sublicense.

2.6 Mode of Payment; Current Conversion.

(i) All payments to CFF under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as CFF may from time to time designate by notice to Sling.

(ii) If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the rates and methodologies utilized by Sling, or its Sublicensee or its or their Affiliates, as applicable, in its audited financial statements to make currency conversions with respect to product sales generally. Such rates and methodologies shall be described in each report delivered by Sling pursuant to Section 2.3.5.

2.7 Taxes. The milestones and other amounts payable by Sling to CFF pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. CFF alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Sling) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Sling shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if CFF is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Sling or the appropriate governmental authority (with the assistance of Sling to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Sling of its obligation to withhold tax, and Sling shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Sling has received evidence, in a form reasonably satisfactory to Sling, of CFF’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time that the Payments are due. If, in accordance with the foregoing, Sling withholds any amount, it shall pay to CFF the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to CFF proof of such payment within [***] following such payment. Sling shall be responsible for any sales or similar tax that CFF may be required to collect with respect to any Payment.

2.8 Interest on Late Payments. If any Payment due to CFF under this Agreement is not paid in when due, then Sling shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to the Federal Funds Rate plus [***] percentage points, such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.

2.9 Financial Records. Sling shall, and shall cause its Sublicensees and its and their respective Affiliates to, keep complete and accurate books and records pertaining to the sale of the Sling Products, including books and records of Invoiced Sales (including any deductions therefrom) and Net Sales of the Sling Products in the Territory. Sling shall, and shall cause its Sublicensees and its and their respective Affiliates to, retain such books and records, until the later of [***] after the end of the period to which such books and records pertain, or for such longer period as may be required by Applicable Law.

2.10 Audit. At the request of CFF, Sling shall, and shall cause its Affiliates to, permit an independent certified public accountant retained by CFF, and reasonably acceptable to Sling, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 2.9 to verify the accuracy of all reports and payments made under Section 2.2 or 2.3. Such audits may not (a) be conducted for any Calendar Quarter more than [***] after the end of such Calendar Quarter, (b) be conducted more than once in any [***] period (unless a previous audit during such [***] period revealed an underpayment with respect to such period or Sling restates or revises such books and records for such [***] period) or (c) be repeated for any Calendar Quarter. Sling shall obtain the right to inspect and audit Sublicensee’s books and records for itself on terms materially equivalent to those set forth in this Section 2.10 and shall exercise such audit rights on behalf and at the expense of CFF upon CFF’s written request and disclose the results of any such audit to CFF in accordance with the terms of this Agreement. Except as provided below, the cost of any audit shall be borne by CFF, unless the audit reveals a underpayment of more than [***]% of the reported amounts, in which case Sling shall bear the reasonable costs of the audit charged to CFF by the applicable independent certified public accountant. Unless disputed pursuant to Section 2.11, if such audit concludes that additional payments were owed or that excess payments were made during such period, Sling shall pay the additional amounts, with interest from the date originally due as provided in Section 2.8, or CFF shall reimburse such excess payments, in either case, within [***] after the date on which such audit is completed and the conclusions thereof are notified to the Parties.

2.11 Audit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 2.10, CFF and Sling shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Accountant”). The decision of the Accountant shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Accountant shall determine. Not later than [***] after such decision and in accordance with such decision, Sling shall pay the additional monies, with interest calculated at the Federal Funds Rate plus [***] points from the date originally due as provided in Section 2.8 or CFF shall reimburse such excess payments, as applicable.

2.12 Confidentiality. CFF shall treat all information subject to review under this ARTICLE 2 in accordance with the confidentiality provisions of ARTICLE 4 and CFF shall cause the independent public accountant retained by CFF pursuant to Section 2.10 or the Accountant, as applicable, to enter into a reasonably acceptable confidentiality agreement with Sling that includes an obligation to retain all such financial information in confidence.

ARTICLE 3

INTELLECTUAL PROPERTY; PRODUCT ADVISORY GROUP; INTERRUPTION

LICENSE; MONETIZATION

3.1 Ownership of Intellectual Property. Except as provided in Section 3.4, nothing in this Agreement shall affect the rights of ownership or Control of a Party over any Intellectual Property. Nothing in this Agreement shall alter the rights of a Party to Prosecute and Maintain or enforce or defend any Intellectual Property owned or Controlled by such Party. CFF acknowledges and agrees that Sanofi may grant Sling the right, in Sling’s sole discretion, to prepare, file, prosecute, maintain and enforce any and all Patents arising under or out of the activities contemplated by the CFFT-Genzyme Agreement (the “Sanofi Research Patents”).

3.2 Assistance and Disclosure of Intellectual Property. CFF agrees to execute any documents of assignment, declaration, or otherwise reasonably necessary for Sling to file, prosecute, maintain or enforce the Sanofi Research Patents. CFF will have the right to review, and Sling will deliver, or cause to be delivered, to CFF, all patent applications within the Sanofi Research Patents that, to Sling’s knowledge, are owned (in whole or in part) by CFF prior to their filing. Notwithstanding the foregoing, nothing herein shall obligate Sling to prepare or file a patent application directed to any invention, including any invention owned (in whole or in part) by CFF. CFF agrees to execute any documents of assignment, declaration, or otherwise reasonably necessary for Sling to file, prosecute, maintain and enforce the Sanofi Research Patents.

3.3 Product Advisory Group.

3.3.1. Composition. Promptly after the Effective Date, the Parties shall form a Program Advisory Group (“PAG”) to facilitate communication between the Parties, and make recommendations to Sling, with respect to development of a Sling Product. The PAG shall consist of [***] members, [***] of whom shall be designated by Sling (the “Sling Designees”), and [***] of whom shall be designated by CFF (the “CFF Designees”). Each Party shall select a Program Coordinator (each a “Program Coordinator”) from among its designees to the PAG (who may be changed at any time or from time to time by such Party). The Program Coordinator of Sling shall serve as the Chairperson of the PAG.

3.3.2. Purpose. The PAG shall:

(i) consider, review, reevaluate and discuss the development plan for Sling Products, evaluate any proposed revisions to such development plan, and give its non-binding recommendations regarding any proposed amendments to such development plan;

(ii) monitor the progress of the development plan for Sling Products, and make non-binding recommendations to Sling’s research team as needed on next steps to implement such development plan; and

(iii) make such other non-binding recommendations to Sling as are relevant to the development plan for Sling Products.

3.3.3. Termination. The PAG shall terminate upon the First Commercial Sale of a Sling Product.

3.3.4. Meetings. The PAG shall meet no less frequently than [***] every Calendar Quarter during the development plan for Sling Products; provided, however, that the PAG may meet more frequently upon mutual agreement of the Program Coordinators. The first meeting of the PAG shall be held within [***] of the Effective Date. Meetings of the PAG shall be held at such times and locations as may be mutually agreed by the Program Coordinators, which times and locations shall be communicated in writing (including, without limitation, by email) by the Sling Program Coordinator to the other members of the PAG with reasonable advance notice of the meeting. A quorum for conduct of a meeting shall require at least [***] Sling Designee and [***] CFF Designee in attendance at such meeting. Members of the PAG may attend each meeting either in person or by means of telephone or other telecommunications device that allows all participants to hear and speak at such meeting simultaneously. At least [***] prior to each meeting, Sling shall deliver (including by email) to CFF a written report summarizing in reasonable detail the progress made on the development plan for Sling Products since the last meeting of the PAG. Within [***] after the date of each meeting, the Sling Program Coordinator shall prepare, or have prepared, and deliver (including by email) to the CFF Designees written minutes of such meeting setting forth in reasonable detail all discussions and/or recommendations of the PAG made at such meeting, which minutes shall be subject to the approval of CFF’s Program Coordinator.

3.3.5. Expenses. Each Party shall pay its own expenses (including travel and lodging expenses) incurred in connection with its and its Designees participation on the PAG.

3.4 Interruption License. Effective as of the Effective Date, Sling hereby grants to CFF an option to exercise rights to the license described in Section 3.4.1 (the “Interruption License”), which option shall be deemed exercised by CFF, and the Interruption License shall be effective, upon: (i) CFF providing Sling with written notice of an Interruption that identifies the Sling Product forming the basis for the alleged Interruption and provides reasonable details to substantiate the claim of the Interruption; and (ii) either (a) Sling failing to refute in writing the existence of the Interruption within [***] of the date of CFF’s written notice of the Interruption, or (b) Sling failing to present to CFF a plan reasonably acceptable to CFF for Sling to resume Commercially Reasonable Efforts with respect to the Sling Product that formed the basis for the Interruption:

3.4.1. An irrevocable exclusive (even as to Sling) worldwide license, with the right to sublicense, under the Sling Owned Patents, Sanofi Licensed Patents and Sanofi Licensed Know-How to develop, manufacture, have manufactured, use, sell, offer to sell and import the Sling Product that created the basis for the Interruption, as applicable, solely for use of continuing development of commercialization of that same Sling Product in the Field in the applicable Major Market. For purposes of the Interruption License, the applicable Major Market shall be that Major Market with respect to which a termination of Commercially Reasonable Efforts for the period set forth in Section 1.49 applies.

3.4.2. In the event that Sling transfers all of or certain of its rights and obligations to develop and commercialize a Sling Product in the Field at any time, the Third Party to which Sling transfers all or certain rights and obligations to develop and commercialize the Sling Product in the Field shall be subject to the obligations of the Interruption License. The Interruption License shall be deemed to constitute intellectual property as defined in Section 365(n) of the U.S. Bankruptcy Code. Sling agrees that CFF, as a licensee of such rights, shall retain and may exercise all of its rights and elections under the U.S. Bankruptcy Code; provided, however, that nothing in this Agreement shall be deemed to constitute a present exercise of such rights and elections.

3.4.3. In connection with this Section 3.4, Sling will deliver to CFF, at CFF’s expense, within [***] of CFF’s notice of an Interruption under Section 3.4, all materials and data relating to the Sling Product that formed the basis for the Interruption, and all other materials and data that Sling may own and/or Control that are required by CFF to use and practice the applicable technology.

3.4.4. In connection with this Section 3.4, CFF will assume all costs and expenses relating to the filing, prosecution, maintenance and enforcement of all Sling Owned Patents and Sanofi Licensed Patents to the extent claiming the Sling Product that formed the basis for the Interruption, including any and all costs and expenses associated with registering the Interruption License at patent offices throughout the Territory.

3.4.5. In connection with this Section 3.4, CFF shall have the right to send Sling written notice of an Interruption only [***] in a consecutive [***] period during the term of this Agreement, irrespective of the basis that formed the alleged Interruption.

3.4.6. Sling shall secure agreement from Sanofi that CFF’s right to an Interruption License as provided in this Section 3.4 shall take precedence over Sanofi’s applicable rights upon termination under the Sanofi Agreement.

3.5 Right of First Negotiation to Monetization. In the event CFF decides to sell its rights to receive a revenue-share from Sling pursuant to this Agreement, CFF shall notify Sling and Sling shall have the first exclusive right during the [***] following such notification to negotiate in good faith with CFF to purchase such rights.

ARTICLE 4

CONFIDENTIALITY AND NON-DISCLOSURE

4.1 Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement, CFF shall, and shall cause its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “CFF Parties”) to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by Sling, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. CFF shall remain liable for any breaches of this ARTICLE 4 by the acts or omission of the CFF, its Affiliates or the CFF Parties. “Confidential Information” means any information provided by Sling to CFF under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Sling Products or the scientific, regulatory or business affairs or other activities of Sling Party. Notwithstanding the foregoing, Confidential Information shall not include any information that:

4.1.1. is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of CFF, its Affiliates or any CFF Party;

4.1.2. can be demonstrated by documentation or other competent proof to have been in CFF’s possession prior to disclosure by Sling without any obligation of confidentiality with respect to such information;

4.1.3. is subsequently received by CFF from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

4.1.4. can be demonstrated by documentation or other competent evidence to have been independently developed by or for CFF without reference to the Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of CFF merely because the Confidential Information is embraced by more general information in the public domain or in the possession of CFF. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of CFF merely because individual elements of such Confidential Information are in the public domain or in the possession of CFF unless the combination and its principles are in the public domain or in the possession of CFF.

4.2 Permitted Disclosures. CFF may disclose Confidential Information disclosed to it by Sling to the extent that such disclosure by CFF is:

4.2.1. made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of CFF’s legal counsel, such disclosure is otherwise required by Applicable Law or the requirements of a national securities exchange or other similar regulatory body; provided that CFF shall give Sling prior written notice of such disclosure, to the extent reasonably practicable and legally permitted, CFF shall give Sling a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued if a disclosure order is not quashed or a protective order is not obtained; the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order;

4.2.2. made by or on behalf of CFF to a Third Party in connection with the exercise of its rights or performance of its obligation under this Agreement, provided that each such Third Party signs an agreement that contains obligations (or in the case of an attorney is bound by legally enforceable ethical obligations) with respect to the Confidential Information of Sling that are materially equivalent to CFF’s obligations hereunder (except that the obligations under such agreement may terminate [***] after disclosure of the relevant information); or

4.2.3. made by or on behalf of (1) CFF to actual or prospective investors in connection with a Monetization (and to its and their respective officers, directors, employees, agents Affiliates, representatives and financing sources); provided that (a) each such Third Party (i) shall be informed of the confidential nature of the Confidential Information so disclosed and (ii) signs an agreement that contains obligations (or in the case of an attorney is bound by legally enforceable ethical obligations) with respect to the Confidential Information that are materially equivalent to CFF’s obligations hereunder (except that the obligations under such agreement may terminate [***] after disclosure of the relevant information).

4.3 Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol, Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 4.3 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement in connection with a disclosure otherwise permitted under Section 4.2, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 4.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications.

4.4 Press Releases. Neither Party shall issue any press release or other similar public communication relating to this Agreement, the transactions covered by this Agreement, or the relationship of the Parties under this Agreement, without the prior written approval of the other Party. Nothing in this Section 4.4 shall alter or limit Sling’s rights to make disclosures, including press releases or other similar public communications, with regard to the Sanofi Agreement. Nothing in this Section 4.4 shall alter or limit Sling’s, or its Affiliates’ or Sublicensees’, rights to make disclosures, including press releases or other similar public communications, with regard to the results of Sling’s, or its Affiliates or Sublicensees’, Development, Manufacturing and Commercialization activities. Notwithstanding anything in the foregoing to the contrary, Sling may disclose CFF’s funding of research at Sanofi in any press release or other similar public communication relating to the Sanofi Agreement. Notwithstanding anything in the foregoing to the contrary, from and after the earlier of (a) Sling’s disclosure of CFF’s funding of research at Sanofi in any press release or other similar public communication relating to the Sanofi Agreement or (b) Sling has announced publicly that it is engaged in the research and development of therapeutics for the treatment of cystic fibrosis, CFF may disclose its participation in this transaction with Sling in its annual report, subject to Sling’s prior approval, which approval may not be unreasonably withheld, conditioned or delayed.

4.5 Publications. As between the Parties, Sling shall have the sole right to publish or present the results of Sling’s, or its Affiliates or Sublicensees’, Development, Manufacturing and Commercialization without any prior notice to or approval of CFF.

4.6 Destruction of Confidential Information. Within [***] after the expiration or the termination of this Agreement, CFF shall promptly destroy all documentary, electronic or other tangible embodiments of the Confidential Information to which CFF does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Confidential Information to which CFF does not retain rights hereunder, and provide a written certification of such destruction, except that CFF may retain one copy thereof, to the extent that CFF requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, CFF also shall be permitted to retain such additional copies of or any computer records or files containing the Confidential Information that have been created solely by CFF’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with CFF’s standard archiving and back-up procedures, but not for any other use or purpose.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

5.1.1. Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

5.1.2. Consents and Approvals. All necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

5.1.3. Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

5.2 Representations, Warranties and Covenants of CFF. CFF hereby represents, warrants and covenants to Sling as of the Effective Date as follows:

5.2.1. CFF - G Products. Schedule 1.53 lists all [***] and Leads that were identified through the Research Plan as a [***] of the mutant cystic fibrosis transmembrane conductance regulator (“CFTR”), ΔF508 CFTR.

5.2.2. Litigation. There are no active claims against CFF, or any dispute or threat of claim in writing, with regard to the CFFT-Genzyme Agreement or the activities conducted thereunder.

5.2.3. CFFT-Genzyme Agreement.

(i) A true, correct and complete copy of the CFFT-Genzyme Agreement has been provided to Sling. CFFT has assigned all of its rights and obligations under the CFFT-Genzyme Agreement to CFF. Effective upon the Effective Date, the CFFT-Genzyme Agreement has been terminated by mutual agreement of Sanofi and CFF. Sling shall have no obligations to CFF under the CFFT-Genzyme Agreement.

(ii) CFF has not provided Sanofi with written notice of an “Interruption” (as such term in defined in the CFFT-Genzyme Agreement) as provided under Section 9.6 of the CFFT-Genzyme Agreement. CFF has terminated its right to exercise the “Interruption License” under Section 9.6 of the CFFT-Genzyme Agreement with respect to any of the Sling Compounds. To the knowledge of CFF, there has been no occurrence of a “Default” (as such term in defined the CFFT-Genzyme Agreement) under the CFFT-Genzyme Agreement that would give rise to a right on the part of CFF to terminate the CFFT-Genzyme Agreement. The CFFT-Genzyme Agreement was in full force and effect in accordance with its terms immediately prior to its termination as contemplated by the third sentence of Section 5.2.3(i).

(iii) Notwithstanding anything in the CFFT-Genzyme Agreement to the contrary, solely the following provisions of the CFFT-Genzyme Agreement shall survive termination of the CFFT-Genzyme Agreement: Section 4.3 (Royalties to Genzyme) if CFF exercises its option to the Interruption License pursuant to this Agreement, Section 8.1 (Ownership), Section 8.2 (Exclusive License Grant), Section 8.3 (Preparation), the first sentence of Section 8.7 (No License), Article I (Definitions) to the extent necessary to give effect to surviving provisions, Article V (Confidentiality), Article VII (Indemnification) with respect to acts or omissions that occurred prior to termination, Article XI (Miscellaneous) other than Section 11.13. For clarity, from and after termination of the CFFT-Genzyme Agreement, Section 3.2 (Records; Reporting Obligations; Audits), Article 4 (Commercialization; Royalties), Section 9.5(b) (Survival) and Section 9.6 (Interruption License) of the CFFT-Genzyme Agreement are terminated. CFF expressly consents to the grant of licenses to Sling by Sanofi under the Sanofi Agreement.

5.3 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 5.1 AND SECTION 5.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 6

INDEMNITY

6.1 Indemnification of CFF. Sling shall indemnify, defend and hold harmless CFF, its Affiliates, and its and their respective directors, officers, employees and agents (collectively, “CFF Indemnitees”) brought by third parties (“Third Party Claims”), from and against any and all claims, suits and demands of Third Parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including reasonable fees of attorneys) (collectively, “Losses”) arising out of or resulting from any breach of, or inaccuracy in, any of representations or warranty made by Sling in this Agreement, or any breach or violation of any covenant or agreement of Sling in or pursuant to this Agreement or the Exploitation by or on behalf of Sling, its Sublicensees or any of its or their respective Affiliates of any Sling Products or other pharmaceutical products with respect to which Sling makes a payment to CFF pursuant to Section 2.1; provided that Sling will have no obligation to indemnify CFF to the extent that the Losses arise out of or result from, directly or indirectly, any breach or, or inaccuracy in, any representation or warranty made by CFF in this Agreement, or any breach or violation of any covenant or agreement of CFF in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the CFF Indemnitees.

6.2 Indemnification of Sling. CFF shall indemnify, defend and hold harmless Sling, its Affiliates, and its and their respective directors, officers, employees and agents (collectively, “Sling Indemnitees”), from and against any and all Losses arising from Third Party Claims out of or resulting from any breach of, or inaccuracy in, any of representations or warranty made by CFF in this Agreement, or any breach or violation of any covenant or agreement of CFF in or pursuant to this Agreement, provided that, CFF will have no obligation to indemnify Sling to the extent that the Losses arise out of or result from, directly or indirectly, any breach or, or inaccuracy in, any representation or warranty made by Sling in this Agreement, or any breach or violation of any covenant or agreement of Sling in or pursuant to this Agreement.

6.3 Notice of Claim. All indemnification claims in respect of a CFF Indemnitee or a Sling Indemnitee shall be made solely by CFF or Sling, as applicable (each of CFF or Sling in such capacity, the “Indemnified Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 6.1 or Section 6.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

6.4 Control of Defense.

6.4.1. Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any CFF Indemnitee or Sling Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a CFF Indemnitee’s or a Sling Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any CFF Indemnitee or Sling Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 6.4.2, the Indemnifying Party shall not be liable to the

Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any CFF Indemnitee or Sling Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a CFF Indemnitee or Sling Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.

6.4.2. Right to Participate in Defense. Without limiting Section 6.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 6.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any CFF Indemnitee or Sling Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.

6.4.3. Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any CFF Indemnitee or Sling Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any CFF Indemnitee or Sling Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such CFF Indemnitee or Sling Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 6.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a CFF Indemnitee or a Sling Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each CFF Indemnitee or Sling Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

6.4.4. Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each CFF Indemnitee or Sling Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any CFF Indemnitee or Sling Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all CFF Indemnitees or Sling Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

6.4.5. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any CFF Indemnitee’s or Sling Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a CFF Indemnitee or Sling Indemnitee, as applicable.

6.5 Limitation on Damages and Liability. EXCEPT (A) WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 6.1 OR SECTION 6.2, OR (B) WITH RESPECT TO A BREACH OF ARTICLE 4, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 7

TERM AND TERMINATION

7.1 Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this ARTICLE 7, continue (a) with respect to each Sling Product in each country in the Territory, until the expiration of the Royalty Term for such Sling Product in such country and (b) with respect to this Agreement in its entirety, until the later of (i) expiration of the Royalty Term for the last Sling Product for which there has been a First Commercial Sale in the Territory or (ii) expiration or termination of the obligation of Sling to pay any License Consideration to Sanofi under the Sanofi License (such period, the “Term”).

7.2 Termination of this Agreement for Material Breach. In the event that either Party materially breaches this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement, in its entirety upon [***] prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach and its claim of right to terminate, provided that the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a [***] cure period following notice of breach by the Complaining Party.

7.3 Accrued Rights; Surviving Obligations.

7.3.1. Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

7.3.2. Survival. The following Sections and ARTICLES shall survive the termination or expiration of this Agreement for any reason: Section 2.10 (Audit) for [***] after the effective date of termination or expiration; Section 2.11 (Audit Dispute) solely with regard to the auditable period up to the effective date of termination or expiration; Section 2.12 (Confidentiality); Section 3.1 (Ownership of Intellectual Property); this Section 7.3 (Accrued Rights; Surviving Obligations); ARTICLE 1 (Definitions) to the extent necessary to give effect to surviving provisions; ARTICLE 2 (Payments) with regard to any payment obligations which accrued prior to termination or expiration; ARTICLE 4 (Confidentiality and Non-Disclosure); ARTICLE 6 (Indemnity); and ARTICLE 8 (Miscellaneous) to the extent necessary to give effect to surviving provisions.

ARTICLE 8

MISCELLANEOUS

8.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within [***] after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than [***] and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement pursuant to Section 7.2.

8.2 Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that (a) Sling may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with a merger, consolidation or similar transaction or a sale or transfer of all or substantially of the assets of Sling to which this Agreement relates, provided that Sling provides written notice to CFF of such assignment no later than [***] after its effectiveness, and (b) CFF may engage in a Monetization; provided, further, that (in the case of the foregoing clause (a) or (b)) the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement and such assigning Party shall remain responsible to the other Party for the performance by such assignee or transferee of the rights and obligations of the assigning Party hereunder; provided, however, that such other Party shall not unreasonably withhold, condition or delay its agreement to release such assigning Party from such continuing obligations. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of CFF or Sling, as the case may be.

8.3 Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

8.4 Dispute Resolution. Except as provided for in Section 2.11 (Audit Dispute), if a dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***]. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [***] period, either Party shall be free to institute litigation in accordance with Section 8.5 and seek such remedies as may be available. Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to institute litigation in accordance with Section 8.5 immediately if litigation is necessary to prevent irreparable harm to that Party.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

8.6 Notices.

8.6.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 8.6.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 8.6. Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. The telephone numbers provided below are solely for the purpose of facilitating delivery by courier. Delivery by email, even to an email address listed in Section 8.6 below, shall not constitute notice under this Section 8.6.1. This Section 8.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

8.6.2. Address for Notice.

If to Sling, to:

[***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

[***]

If to CFF, to:

[***]

with a copy to:

[***]

Schaner & Lubitz, PLLC

[***]

8.7 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

8.8 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement or any dispute with respect thereto shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

8.9 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in ARTICLE 4 are reasonable and necessary to protect the legitimate interests of Sling and that Sling would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE 4 may result in irreparable injury to Sling for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of ARTICLE 4, Sling shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, and specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which Sling may be entitled in law or equity. CFF agrees to waive any requirement that Sling (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.

8.10 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

8.11 Third Party Beneficiaries. Except as expressly set forth in this Section 8.11, the representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons. Sanofi, and its Affiliate Genzyme, are express third party beneficiaries of the provisions of Section 5.2.3(iii).

8.12 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

8.13 Relationship of the Parties. It is expressly agreed that CFF, on the one hand, and Sling, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CFF, on the one hand, nor Sling, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other.

8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

8.15 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto. Any reference to days, if not specified as Business Days, are references to calendar days. Any reference to any notice to be given or received, shall be a notice delivered in writing in accordance with Section 8.6.

8.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

8.17 Affiliates. Each Party will have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of the relevant Party); provided that such Party will be responsible for its Affiliates’ performance hereunder.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

Cystic Fibrosis Foundation	Sling Therapeutics, Inc.

By: /s/ Michael Boyle Name: Michael Boyle Title: SVP, Therapeutic Development	By: /s/ Josh Resnick Name: Josh Resnick Title: Chairman